Exhibit 99.1

LTX Announces Second Quarter Results

NORWOOD, Mass.--(BUSINESS WIRE)--LTX Corporation (Nasdaq: LTXX), a leading provider of semiconductor test solutions, today announced financial results for its fiscal year 2008 second quarter ended January 31, 2008. The results were in line with the Company’s guidance provided on November 20, 2007.

Sales for the quarter were $31,022,000, up 5% from prior quarter sales of $29,635,000. Net loss for the quarter was $(3,178,000), or $(0.05) per share on a GAAP basis. In the second quarter of fiscal year 2007, sales were $34,671,000 and the net loss was $(3,079,000), or $(0.05) per share on a GAAP basis. Total incoming orders for the second quarter of fiscal 2008 were $54.5 million yielding a book-to-bill ratio of 1.76 to 1, and up 82% from the prior quarter. Incoming product orders were up 65% sequentially.

Dave Tacelli, chief executive officer and president, commented, “Our second quarter results met the guidance expectations for the quarter, and the order growth was strong. As a result, our third quarter revenue guidance is up approximately 25% sequentially with, most importantly, a return to profitability. The primary source of the order growth was from new customers that were previously in an engineering development phase that are now transitioning into volume production. The secondary source of the order growth was from capacity expansion at our existing strategic customers.”

Among our accomplishments for our second fiscal quarter were the following:

  New accounts won over the past several years produced two-thirds of the increase in orders, with our largest customer accounting for the remainder - a direct result of customers moving new designs into volume production.
  Two customers represented at least 10% of orders and revenue in the quarter.
  Added two new customers in China, an important and growing market for RF/wireless companies looking to expand business with the lowest possible cost of test.

  Won several new customers, including two new subcontractors taking delivery of their first MX testers.

THIRD QUARTER FISCAL 2008 OUTLOOK

For the quarter ending April 30, 2008, revenue is expected to be in the range of $37 million to $40 million, with gross margin of approximately 51%. The earnings per share is projected to be in the range of $0.01 to $0.03, assuming 62.7 million fully diluted shares, and a 0% tax rate. The Company will conduct a conference call today, February 19, 2008, at 4:30 PM EST to discuss this release. The conference call will be simulcast via the LTX web site (www.ltx.com). Audio replays of the call can be heard through March 13, 2008 via telephone by dialing 888-286-8010; passcode 91831568 or by visiting our web site at www.ltx.com.

"Safe Harbor" Statement: This press release contains forward-looking statements within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that relate to prospective events or developments, including, without limitation, statements regarding our revenue, margin and earnings guidance, are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “projects,” “forecasts,” “will” and similar expressions are intended to identify forward-looking statements. There are a number of important factors and risks that could cause actual results or events to differ materially from those indicated by these forward-looking statements. Such risks and factors include, but are not limited to, the risk of fluctuations in sales and operating results, risk related to the timely development of new products, options and software applications, as well as the other factors described under "Business Risks" in LTX's most recently filed annual report on Form 10-K and in our most recently filed quarterly report on Form 10-Q filed with the Securities and Exchange Commission. We disclaim any intention or obligation to update any forward-looking statements.

ABOUT LTX

LTX Corporation (Nasdaq: LTXX) is a leading supplier of test solutions for the global semiconductor industry. LTX’s X-Series, the industry’s most comprehensive family of production-proven, compatible test systems, delivers a scalable solution that provides the right test performance and the right cost of test. Combined with LTX’s industry-leading applications engineering and customer service teams, the X-Series enables companies to accelerate their time to market, optimize test economics and stay ahead of the technology curve. Additional information can be found at www.ltx.com.

LTX and Fusion are registered trademarks and enVision is a trademark of LTX Corporation.

All other trademarks are the property of their respective owners.

Source LTX Corporation

www.ltx.com

LTX CORPORATION

CONSOLIDATED BALANCE SHEET
(Unaudited)
(In thousands)

	January 31,	July 31,
	2008	2007
ASSETS
Current assets:
Cash and Cash equivalents	$35,888	$63,302
Marketable Securities	28,531	35,236
Accounts receivable - trade	24,757	22,479
Accounts receivable - other	1,027	1,475
Inventories	24,680	27,102
Prepaid Expense	3,069	3,783

Total current assets	117,952	153,377

Property and equipment, net	30,645	32,483
Goodwill and other intangible assets	14,762	14,762
Other assets	504	500

	$163,863	$201,122

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$3,900	$29,322
Accounts payable	13,660	15,334
Deferred revenues and customer advances	1,518	1,838
Other accrued expenses	11,677	19,605

Total current liabilities	30,755	66,098

Long-term debt, less current portion	15,800	17,900
Long-term liability other	4,173	4,016
Stockholders' equity	113,135	113,108

	$163,863	$201,122

LTX CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

(Unaudited)
(In thousands, except earnings per share data)

	Three Months		Six Months
	Ended		Ended
	January 31,		January 31,
	2008	2007	2008	2007

Net sales	$31,022	$34,671	$60,657	$84,511

Cost of sales (includes stock-based compensation expense of $36 for Q2 FY08; $35 for Q2 FY07; $62 YTD FY08; $57 YTD FY07 )	16,194	18,629	31,373	43,333

Gross Margin	14,828	16,042	29,284	41,178

Engineering and product development expenses (includes stock-based compensation expense of $437 for Q2 FY08; $366 for Q2 FY07, $717 YTD FY08; $594 YTD FY07)	11,347	12,922	22,983	25,855

Selling, general and administrative expenses (includes stock-based compensation expense of $1,005 for Q2 FY08; $939 for Q2 FY07; $1,671 YTD FY08; $1,630 YTD FY07)	6,921	6,433	13,432	13,498

Reorganization costs	-	(377)	-	(377)

Income (Loss) from operations	(3,440)	(2,936)	(7,131)	2,202

Interest income (expense), net	334	(143)	550	(691)

Net income (loss) before provision (benefit) for taxes	(3,106)	(3,079)	(6,581)	1,511

Provision (benefit) for taxes	72		(3,179)

Net income (loss)	$(3,178)	$(3,079)	$(3,402)	$1,511

Net income (loss) per share
Basic	$(0.05)	$(0.05)	$(0.05)	$0.02
Diluted	$(0.05)	$(0.05)	$(0.05)	$0.02

Weighted average shares:
Basic	62,510	62,031	62,490	62,025
Diluted	62,510	62,031	62,490	62,547

CONTACT:
LTX Corporation
Mark Gallenberger, 781-467-5417
Email mark_gallenberger@ltx.com